                                                             Exhibit No. EX-99.l

                          Academy Asset Management, LLC
                         Mellon Bank Center, Suite 3930
                               1735 Market Street
                             Philadelphia, PA 19103

December 4, 2007

Academy Funds Trust
Mellon Bank Center, Suite 3930
1735 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

     We propose to acquire 2500 shares of beneficial  interest (the "Shares") of the  Academy  Core  Equity  Fund  and  the  Academy  Select  Opportunities  Fund
(collectively,  the "Funds"),  series of Academy Funds Trust (the "Trust"), at a purchase price of $20.00 per share for a total of $100,000. We will purchase the
Shares in a private  offering  prior to the  effectiveness  of the  registration statement  filed by the Trust on Form N-1A under the  Securities Act of 1933, as amended,  and the  Investment  Company Act of 1940, as amended (the "1940 Act").
The Shares are being  purchased  pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection  with such  purchase,  we understand  that we, the purchaser, intend to acquire  the Shares for our own account as the sole  beneficial  owner thereof and have no present  intention of  redeeming or reselling  the Shares so acquired.

     We  consent to the  filing of this  Investment  Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

/s/ David Jacovini

Name:    David Jacovini
Title:   President